Exhibit 10.71

RESTRICTED SHARE AWARD AGREEMENT

THIS AGREEMENT, made as of this      day of                   between Kindred Healthcare, Inc., a Delaware corporation and its successors (the “Company”), and                      (the “Non-Employee Director”).

WHEREAS, the Company adopted and maintains the Kindred Healthcare, Inc. 2001 Equity Plan for Non-Employee Directors, Amended and Restated (the “Plan”);

WHEREAS, the Plan provides for the award to Non-Employee Directors of restricted shares of common stock of Kindred Healthcare, Inc., par value $.25 per share (the “Common Stock”).

NOW THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Restricted Stock. Pursuant and subject to the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Non-Employee Director                      (    ) shares of Common Stock (the “Shares,” and this grant shall be referred to herein as the “Award”). The Shares shall vest only in accordance with the provisions of this Agreement and of the Plan. The certificates representing the Shares, together with stock powers duly authorized in blank by the Non-Employee Director, shall be deposited with the Company to be held by it until the Shares vest in accordance with Section 3 hereof or are forfeited in accordance with Section 4. All capitalized terms used herein and not defined herein shall have the meanings assigned to them in the Plan.

2. Non-Transferability. Prior to the vesting of the Shares as described in Section 3 hereof, the Shares and the rights represented thereby shall be non-transferable and will not be subject in any manner to sale, transfer, alienation, pledge, encumbrance or charge; provided, however, that (i) the Committee may, in its sole discretion, permit the transfer of the Shares to a family trust for estate planning purposes and (ii) in the event the Non-Employee Director was nominated to or chosen to serve on the Board pursuant to an arrangement between the Company and another Person, such Non-Employee Director may, upon notice in writing to the Board, direct the initial issuance of the Shares to such other Person or transfer such Shares to such other Person. Any purported or attempted transfer of such Shares or such rights in contravention of this Section 2 shall be null and void and shall result in the immediate forfeiture of the Shares.

3. Vesting of Shares.

(a) Except as provided in Section 3(b) and Section 4, the Shares subject to this Award shall vest and become fully transferable without restriction according to the following schedule:

(i) All of the Shares subject to this Award shall vest              ,         .

(b) Notwithstanding the foregoing or anything in the Plan to the contrary, in the event of (1) a Change in Control, or (2) the Disability or death of the Non-Employee Director while serving as a director of the Company, the Shares shall automatically immediately vest, all restrictions on the Shares shall lapse and the Company shall deliver to Non-Employee Director a certificate representing the Shares; provided, however, in no event may the vesting of any Shares held by an Non-Employee Director be accelerated until such time as the vesting would not violate Section 16(b).

4. Forfeiture of Shares. Notwithstanding anything in the Plan to the contrary, if the Non-Employee Director ceases to be a director of the Company for any reason other than death or Disability, all of the Shares which have not vested in accordance with Section 3 of this Agreement shall be immediately cancelled and forfeited without additional consideration and Non-Employee Director shall have no further rights with respect thereto. Notwithstanding anything in the Plan to the contrary, if the Non-Employee Director ceases to be a director of the Company because of removal for Cause or Retirement, all of the Shares which have not vested in accordance with Section 3 of this Agreement shall be cancelled and forfeited on the date of removal or Retirement, as the case may be, without additional consideration and Non-Employee Director shall have no further rights with respect thereto.

5. Modification and Waiver. Except as provided in the Plan with respect to determinations of the Committee and subject to the Company’s right to amend the Plan, neither this Agreement nor any provision hereof can be changed, modified, amended, discharged, terminated or waived orally or by any course of dealing or purported course of dealing, but only by an agreement in writing signed by the Non-Employee Director and the Company. No such agreement shall extend to or affect any provision of this Agreement not expressly changed, modified, amended, discharged, terminated or waived or impair any right consequent on such a provision. The waiver of or failure to enforce any breach of this Agreement shall not be deemed to be a waiver or acquiescence in any other breach thereof.

6. Rights as Stockholder. Non-Employee Director shall be considered a stockholder of the Company with respect to all such Shares that have not been forfeited and shall have all rights appurtenant thereto, including the right to vote or consent to all matters that may be presented to the stockholders and to receive all dividends and other distributions paid on such Shares. If any dividends or distributions are paid in Common Stock, such Common Stock shall be subject to the same restrictions as the Shares with respect to which it was paid.

7. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

8. Non-Employee Director Acknowledgment. The Non-Employee Director hereby acknowledges receipt of a copy of the Plan and a Plan prospectus.

9. Incorporation of Plan. All terms and provisions of the Plan are incorporated herein and made part hereof as if stated herein. Except as provided in Section 3 and Section 4 of this Agreement, if any provision hereof and of the Plan shall be in conflict, the terms of the Plan shall govern.

10. Entire Agreement. This Agreement and the Plan represent the final, complete and total agreement of the parties hereto respecting the Shares and the matters discussed herein and this Agreement supersedes any and all previous agreements and understandings, whether written, oral or otherwise, relating to the Shares and such matters.

11. No Right to Re-Election. This Agreement shall not confer upon the Non-Employee Director any right to continue as a director of the Company, to be renominated by the Board or re-elected by the shareholders of the Company.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Non-Employee Director has hereunto signed this Agreement on the Non-Employee Director’s own behalf, thereby representing that the Non-Employee Director has carefully read and understands this Agreement and the Plan, as of the day and year first above written.

KINDRED HEALTHCARE, INC.

By:	Richard A. Lechleiter
Title:	Executive Vice President and
Chief Financial Officer

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